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                                      FORM 12b-25

                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                                           SEC File No.: 0-25658
                                                           CUSIP No.: 48337-10-1

                              NOTIFICATION OF LATE FILING

                        /X/Form 10-KSB / /Form 11-K / /Form 20-F
                             / /Form 10-QSB / /Form N-SAR

                 For Period Ended: December 31, 1998
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    Nothing in this form shall be construed to imply that the commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART I -- REGISTRANT INFORMATION

Kalan Gold Corporation
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Full Name of Registrant

Knight Natural Gas, Inc.
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Former Name if Applicable

Tower II, Suite 100,
12385 E. Arapahoe Road
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Address of Principal Executive Office (Street and Number)

Englewood, Colorado  80112
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City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/    (b)  The subject annual report, semi-annual report/portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

    State below in reasonable detail the reasons why Forms 10-KSB, 11-K, 20-F, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    The auditors have only recently completed their audit procedures on the Company. Because of delay in completing these audit procedures, the Registrant does not have sufficient time to meet filing requirements for Form 10-KSB and to complete the consolidated financial/accounting requirements by the due date. See the Attached letter from the Company's auditors.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Michael Raisch               (303)               706-1606
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required

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    to file such report(s) been filed? If answer is no, identify report(s).
                                                                /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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    KALAN GOLD CORPORATION, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 25, 1999                   KALAN GOLD CORPORATION


                                       By: /s/ Sanford Altberger
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                                            Sanford Altberger
                                            President

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                       STATEMENT OF INDEPENDENT AUDITORS

We are unable to furnish the required independent auditors' report on the financial statements of Kalan Gold Corporation as of and for the year ended December 31, 1998, due to the fact that our audit procedures have not been completed.


/s/ Cordovano and Harvey, P.C.
Cordovano and Harvey, P.C.
Denver, Colorado
March 25, 1999